Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
June 28, 2022	Landmark Bancorp, Inc. Landmark National Bank
Michael E. Scheopner, President and CEO
(785) 565-2000
Freedom Bancshares, Inc. Freedom Bank
Kurt Knutson, Chairman and CEO
(913) 563-5678

Landmark Bancorp, Inc. to Acquire Freedom Bancshares, Inc.

(Manhattan, KS and Overland Park, KS, June 28, 2022) Landmark Bancorp, Inc. (Nasdaq: LARK) (“Landmark”), the holding company of Landmark National Bank, and Freedom Bancshares, Inc. (“Freedom”), the holding company of Freedom Bank, jointly announced today the execution of a definitive agreement under which Landmark will acquire Freedom and Freedom Bank for cash consideration valued at $33.350 million, subject to potential adjustment as more fully described in the agreement.

The agreement has been unanimously approved by the boards of directors of both companies and is expected to close during the fourth quarter of 2022, subject to customary approvals and closing conditions. Upon closing of the acquisition, Freedom Bank will be merged with and into Landmark National Bank.

Upon completion of the transaction, Landmark will have total assets of approximately $1.5 billion and 31 total offices in 24 communities across Kansas.

“We are very excited about this agreement with Freedom. Freedom Bank has been a strong commercial bank in Overland Park since its formation and the transaction allows an excellent opportunity to expand our presence in more urban areas, including Kansas City. The transaction will allow Freedom Bank’s customers to continue to partner with a community-focused financial institution. We look forward to continuing Freedom Bank’s commitment to its customers and the community it serves, and are excited to have Freedom Bank’s employees join our community banking team,” commented Michael Scheopner, President and CEO of Landmark National Bank.

Kurt Knutson, Founder, Chairman and CEO of Freedom Bank added, “We are thrilled to be able to partner with a community-oriented institution like Landmark National Bank. We are very proud of the customer relationships we have built since our formation 16 years ago and we are excited that our customers will have Landmark to provide a high-touch community banking experience.”

Cummings & Company, LLC acted as financial advisor and Barack Ferrazzano Kirshbaum & Nagelberg LLP served as legal counsel to Landmark. Olsen Palmer LLC acted as financial advisor and Fenimore Kay Harrison LLP served as legal counsel to Freedom.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has approximately $1.3 billion in assets and operates out of 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

About Freedom

Freedom Bancshares, Inc., the holding company for Freedom Bank, was founded in 2006 and operates out of a single location in Overland Park, Kansas. As of March 31, 2022 Freedom Bank has total assets of approximately $223 million, total loans of approximately $131.6 million, and total deposits of $169.1 million. Visit ibankwithfreedom.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economies; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.